CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of
Putnam Funds Trust:

We consent to the use of our report dated April 10, 2008, incorporated in this Registration Statement by reference, to the Putnam Small Cap Value Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
June 23, 2008